UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
    THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission file number: 00 31163


                             C AND E HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


                 2816 East Windrose Dr., Phoenix, Arizona 85032
               (Address of principal executive offices) (Zip Code)


                                  Common Stock
             (Title of each class of securities covered by the Form)

                                      None
         (Title of all other classes of securities to file reports under
                        Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)  [X]                Rule 12h-3(b)(1)(i)  [ ]
       Rule 12g-4(a)(1)(ii) [ ]                Rule 12h-3(b)(1)(ii) [ ]
       Rule 12g-4(a)(2)(i)  [ ]                Rule 12h-3(b)(2)(i)  [ ]
       Rule 12g-4(a)(2)(ii) [ ]                Rule 12h-3(b)(2)(ii) [ ]
       Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date: 2

     Pursuant to the requirements to the Securities Exchange Act of 1934 C and E Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 7, 2004             By: /s/ Carl P. Ranno
     -----------------             -------------------------------------
                                   Carl P. Ranno, Director and President